UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2010

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 26, 2010, Morris Publishing Group, LLC ("Morris Publishing") entered into a senior, secured Loan and Line of Credit Agreement with Columbus Bank & Trust Company (the “Bank”), providing for a revolving line of credit in the amount of $10 million (the “Credit Line”). The Credit Line will be available until its maturity date of May 15, 2011. Interest will accrue on outstanding principal at the rate of LIBOR plus 4%, with a minimum rate of 6%.

The parties to the Credit Line are Morris Publishing, as borrower, all of its subsidiaries and its parent, as guarantors, and the Bank.

The Credit Line is secured by a first lien on substantially all of the assets of Morris Publishing and its subsidiaries. Liens on such assets were previously granted to the Collateral Agent for the holders of Morris Publishing’s Floating Rate Secured Notes Due 2014 (the “Subordinated Notes”) in the original principal amount of $100 million pursuant to an Indenture dated as of March 1, 2010 (the “Indenture”). The Credit Line constitutes a “Working Capital Facility” as defined in and contemplated by the Indenture. Pursuant to the Indenture and an Intercreditor Agreement between the Collateral Agent and the Bank, the Subordinated Notes (and their related liens) are subordinated to the Credit Line.

The Credit Line contains various customary representations, warranties and covenants, as well as financial covenants similar to the financial covenants in the Indenture.

In connection with, and immediately prior to entering into the Credit Line, Morris Publishing refinanced its existing Tranche B indebtedness in the amount of approximately $7.1 million (including accrued paid in kind interest) with a $7.1 million loan from the Bank. This $7.1 million loan constituted “Refinancing Indebtedness” as defined in and contemplated by the Indenture. As required by the Indenture, upon entering into the Credit Line, Morris Publishing used available cash to fully repay this Refinancing Indebtedness immediately upon its issuance. The Tranche B indebtedness was the final portion of indebtedness that had remained outstanding under Morris Publishing’s Amended and Restated Credit Agreement, dated October 15, 2010, in the original principal amount of $136.5 million.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer